Exhibit 99.1

PRESS RELEASE
For Immediate Release
Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ANNOUNCES DEFINITIVE AGREEMENT

TO ACQUIRE THE DENVER MARRIOTT CITY CENTER

ANNAPOLIS, MD, August 24, 2011 – Chesapeake Lodging Trust (NYSE: CHSP) (the “Trust”) announced today that it has entered into a definitive agreement to acquire the 613-room Denver Marriott City Center located in Denver, Colorado for a purchase price of $119 million, or approximately $194,000 per key. The Trust intends to fund the acquisition with available cash on hand and by borrowing under its revolving credit facility. Completion of the proposed acquisition is expected within the next 30 days, subject to satisfaction of customary closing conditions. The Trust intends to assume the existing management agreement with Marriott International, Inc.

James L. Francis, Chesapeake Lodging Trust’s President and Chief Executive Officer, stated, “The Denver Marriott City Center will be a great addition to our hotel portfolio given the quality of the asset, its location in the CBD of a major market, and its close proximity to the Colorado Convention Center. At $194,000 per key for a upper-upscale hotel requiring little additional capital, we are acquiring the hotel well below replacement cost and with a very strong current yield, which makes this acquisition quite compelling even during these uncertain times.”

The Denver Marriott City Center, located at 1701 California Street, is part of the mixed-use City Center building ideally situated in the core CBD of downtown Denver and just a few blocks from the Colorado Convention Center. The City Center building with 43 floors is the largest mixed-use building in Denver containing approximately one million square feet of office and hotel space. The Denver Marriott City Center, which is located on the first 20 floors of the building, has 613 guest rooms which were completely renovated in 2009 with the new Marriott guestroom package. The room mix includes 316 kings, 252 double-bedded rooms, 31 executive suites, 12 hospitality suites, and two presidential suites.

PRESS RELEASE
For Immediate Release
Contact: Douglas W. Vicari (410) 972-4142

The Denver Marriott City Center currently features 28,000 square feet of meeting space, including the 14,500 square foot Colorado ballroom and 6,000 square foot Denver ballroom. The Trust intends to renovate the existing food and beverage outlets, and in the process, relocate the existing restaurant and add an additional 4,500 square feet of meeting space, bringing the total to 32,500 square feet.

The Denver Marriott City Center’s strategic location in the heart of the CBD and its proximity to the Colorado Convention Center make the hotel a convenient setting for transient, group and convention business. The hotel’s location provides easy access to all of the popular downtown attractions and corporate demand generators. As the only full service Marriott hotel in downtown Denver, the hotel enjoys a strong contribution from the Marriott reservation system and Marriott Rewards loyalty program.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Trust owns ten hotel properties with an aggregate of 2,777 rooms in four states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation that the acquisition described will be consummated and within the anticipated timetable. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Chesapeake Lodging Trust’s control. The Trust undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances, except as required by law.